Exhibit 2.1
SHEPPARD, MULLIN, RICHTER & HAMPTON llp
     A Limited Liability Partnership
     Including Professional Corporations
MICHAEL H. AHRENS, Cal. Bar No. 44766
ORI KATZ, Cal. Bar No. 209561
ROBERT K. SAHYAN, Cal. Bar No. 253763
Four Embarcadero Center, 17th Floor
San Francisco, California 94111-4106
Telephone: 415-434-9100
Facsimile:  415-434-3947
Attorneys for the Official Committee of Equity Security Holders
UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF CALIFORNIA
SAN JOSE DIVISION

In re:		Case No. 08-55860-RLE-11

	TVIA, INC.,	Chapter 11

	Debtor.	SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION

		Date:	December 11, 2009
		Time:	10:00 a.m.
		Place:	United States Bankruptcy Court 280 South First Street, Rm 3099 San Jose, California
		Judge:	Hon. Roger L. Efremsky
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Q. Headings	29

XII. CONFIRMATION REQUEST	30
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     The official committee of equity security holders of Tvia, Inc. (the “Committee”) proposes the following plan under chapter 11 of title 11 of the United States Code.
I.

DEFINED TERMS AND RULES OF INTERPRETATION
A. Defined Terms.
     As used in this Plan or the accompanying Disclosure Statement, capitalized terms have the meanings set forth on Exhibit A. Any term that is not defined in Exhibit A shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules.
B. Rules of Interpretation.
     The Plan and Disclosure Statement incorporate the following rules of interpretation: (a) the rules of construction in the Bankruptcy Code and the Bankruptcy Rules; (b) except as otherwise provided in the Plan, Bankruptcy Rule 9006(a) applies when computing any time period under the Plan; and (c) any reference to an existing document means the document as it has been, or may be, amended, modified or supplemented.
II.

PRELIMINARY STATEMENT
     The Plan contemplates that on or within 30 days of the Effective Date all Allowed Claims shall be paid in full, including interest on such Claims at the Legal Rate as provided in the Plan. In addition, a Claim Reserve Account shall be established in an amount sufficient to pay all Disputed Claims, including interest on such Disputed Claims at the Legal Rate as provided in the Plan. Because all Creditors shall be paid or provided for in this manner, the Plan focuses on the Debtor’s shareholders (defined as the holders of Allowed Interests in the Plan), who are impaired under the Plan.
     In connection with the Confirmation process each holder of an Allowed Interest shall be provided with a Ballot and, with the exception of De Minimus Holders who are discussed below, an option to select one of the following two treatments in exchange for such holder’s Allowed Interests:
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Option 1: receipt of a proportionate beneficial interest in the Liquidating Trust or the Disbursement Escrow, or

Option 2: receipt of a proportionate share of interests in the Reorganized Debtor.
De Minimis Holders shall be deemed to have selected Option 1 and shall not have an opportunity to vote for either option.
     A class of Interests accepts the Plan if the Plan is accepted by the holders of at least two-thirds in amount of the Allowed Interests of such class that have accepted or rejected the Plan.
     If the Plan is confirmed, it shall proceed under one of the following alternatives: the Reorganization Alternative or the Liquidation Alternative. A Liquidating Trust or a Disbursement Escrow shall be established on or shortly after the Effective Date, depending on whether the Plan results in the Liquidation Alternative or the Reorganization Alternative.
     Depending on how many holders of Allowed Interests select Option 1 or Option 2, either the Reorganization Alternative or Liquidation Alternative shall occur. The Reorganization Alternative shall occur if at least 20% of the Allowed Interests select Option 2.
     If the Reorganization Alternative occurs, Allowed Claims will be paid and a Claim Reserve Account will be funded to provide for Disputed Claims until such claims are resolved. The legal and professional expenses incurred by the Reorganized Debtor in resolving the Disputed Claims will be paid out of the Plan Fund subject to Court approval. The Debtor’s remaining Cash, as well as any remaining amount in the Claim Reserve Account after all the disputed claims are resolved and paid, will be split between the Disbursement Escrow and the Reorganized Debtor in proportion to the number of shares selecting each option under the Plan. In addition, the De Minimus Holders shall receive 100% of their proportionate share of the Litigation Recoveries, which shall be transferred from the Reorganized Debtor to the Disbursement Escrow for the benefit of the De
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Minimus Holders immediately after such Litigation Recoveries are received. All Non De Minimus Cash Out Holders shall receive 20% of their proportionate share of the Litigation Recoveries, which shall be transferred from the Reorganized Debtor to the Disbursement Escrow for the benefit of the Non De Minimus Cash Out Holders immediately after such Litigation Recoveries are received.
     If the Reorganization Alternative does not occur, the Liquidation Alternative shall occur. Under the Liquidation Alternative, on the Effective Date all of the Assets shall be transferred to the Liquidating Trust, for administration by the Liquidating Trustee in accordance with the Liquidating Trust Agreement, for the benefit of all holders of Allowed Interests, regardless of such holder’s selection on the Ballot.
III.

BAR DATES AND METHOD OF CLASSIFYING CLAIMS AND INTERESTS
A. Bar Date for Requests for Administrative Expenses.
     The deadline (“Admin Expense Deadline”) for filing any Claim entitled to treatment as an Administrative Expense shall be 30 days after a notice of the occurrence of the Effective Date has been filed and served, provided that holders of Administrative Expense Claims that have already filed requests for payment or proofs of claim shall not be required to file additional requests for payment or proofs of claim unless additional amounts are sought by such claimant. Objections to Administrative Expense Claims shall be filed within 30 days of the Admin Expense Deadline.
B. Administrative Expenses and Priority Tax Claims.
     In accordance with Bankruptcy Code § 1123(a)(1), Administrative Expenses and Priority Tax Claims have not been classified and are excluded from the Classes set forth in this Plan.
C. Claims Filed After the Effective Date of the Plan
     Other than Administrative Expense Claims and Claims arising from the rejection of executory contracts and unexpired leases not covered by previous Bankruptcy Court order,
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any unsecured Claim filed after the Effective Date shall be disallowed and shall not be entitled to any payment.
D. Claims Objection Deadline
     The Claims Objection Deadline shall be twenty (20) days after the Effective Date, provided, however, that the Claims Objection Deadline may be extended for cause on an ex parte application filed by the Reorganized Debtor or Liquidating Trustee. Such an application shall be deemed timely if filed prior to the expiration of such 20 day period.
IV.

CLASSES OF CLAIMS AND INTERESTS
     The categories set forth in this section classify Claims (except for Administrative Expenses and Priority Tax Claims, which are not classified under the Plan) and Interests for all purposes, including, voting, confirmation, and distribution under the Plan. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the Class description.
     Class 1. Class 1 contains all Priority Claims. Class 1 is not impaired under Bankruptcy Code § 1124. Holders of Class 1 Claims are deemed to have accepted the Plan and are not entitled to vote on the Plan.
     Class 2. Class 2 contains all Unsecured Claims. Class 2 is not impaired under Bankruptcy Code § 1124 and holders of Class 2 Claims are not entitled to vote on the Plan.
     Class 3. Class 3 contains all Late Filed Unsecured Claims. At the time of the filing of the Plan and Disclosure Statement there were no Late Filed Unsecured Claims. Class 3 is not impaired under Bankruptcy Code § 1124 and holders of Class 3 Claims are not entitled to vote on the Plan.
     Class 4. Class 4 contains all Interest holders other than the De Minimus Holders. Class 4 is impaired under Bankruptcy Code § 1124 and holders of Class 4 Claims are entitled to vote on the Plan.
     Class 5. Class 5 contains all De Minimus Holders. Class 5 is impaired under Bankruptcy Code § 1124 and holders of Class 5 Claims are entitled to vote on the Plan.
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V.

TREATMENT OF CLAIMS AND INTERESTS
A. Unclassified Claims.
     1. Administrative Expenses.
     a. Payment of Administrative Expense Claims.
     Except to the extent the holder of an Allowed Administrative Expense Claim agrees otherwise, each holder of an Allowed Administrative Expense Claim shall be paid the full amount of the Claim, in Cash, as soon as practicable after the later of (i) the Effective Date, or (ii) the date on which such Claim becomes an Allowed Claim. Claims for professional fees and expenses pursuant to Bankruptcy Code § 330 shall be paid only upon order of the Court.
     b. Statutory Fees.
     Allowed Administrative Expenses for any fees and charges payable to the United States Trustee pursuant to 28 U.S.C. § 1930(a)(6) shall be paid in Cash as such fees are due equal to the amount of such Administrative Expenses.
     2. Priority Tax Claims.
     Each holder of an Allowed Priority Tax Claim shall be paid in respect of such Allowed Claim: (a) the full amount thereof, in Cash, including interest at the applicable statutory rate, but not including any penalties, as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim; (b) such lesser amount as the holder of an Allowed Priority Tax Claim and the Chapter 11 Trustee might otherwise agree to prior to the Effective Date; or (c) such lesser amount as the holder of an Allowed Priority Tax Claim and the Reorganized Debtor or Liquidating Trustee might otherwise agree to after the Effective Date.
B. Classified Claims.
     1. Class 1 — Priority Claims: Allowed Class 1 Claims are Unimpaired.
     Unless it agrees to receive other, less favorable treatment (including subordination) each holder of an Allowed Priority Claim shall be paid 100% of the unpaid amount of the
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Allowed Priority Claim in Cash, including interest at the Legal Rate as provided in the Plan, on or as soon as reasonably practicable after the later of (a) the Effective Date, or (b) the date the Priority Claim becomes an Allowed Priority Claim. The holders of Claims in this Class are not impaired and thus are not entitled to vote on this Plan.
     2. Class 2 — Unsecured Claims: Allowed Class 2 Claims are Unimpaired.
     Except to the extent the holder of an Allowed Unsecured Claim agrees otherwise, each holder of an Allowed Unsecured Claim shall be paid the full amount of the Claim, in Cash, including interest at the Legal Rate as provided in the Plan, as soon as practicable after the later of (i) thirty (30) days after the Effective Date, or (ii) the date on which such Claim becomes an Allowed Claim.
     3. Class 3 — Late Filed Unsecured Claims: Unimpaired
     As of the date of the filing of the Plan and the Disclosure Statement, there were no Late Filed Unsecured Claims. The Committee is not aware of any claims that have not been scheduled or filed. If a Late Filed Unsecured Claim is filed and Allowed in a large amount, the Committee will reassess the feasibility of the Plan.
     4. Class 4 — Interests
     Each holder of an Allowed Interest in Class 4 shall receive a Ballot to vote for or against the Plan, and shall be entitled to select one of two options on that Ballot. The options available on the Ballot shall provide for one of the following treatments on, or as soon as practicable after, the Effective Date:
Option 1: receipt of a proportionate share of interests in the Liquidating Trust or Disbursement Escrow in exchange for such holder’s Allowed Interests, or

Option 2: receipt of a proportionate share of interests in the Reorganized Debtor in exchange for such holder’s Allowed Interests.
     Holders of Allowed Interests may select only one of the above treatments on their Ballot. If the Plan is approved, the holder of an Allowed Interest who does not select one of the above treatments on its Ballot or fails to return its Ballot shall be deemed to have
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selected Option 1. A holder of an Allowed Interest must select either Option 1 or Option 2 for all of its Allowed Interest, and cannot allocate a portion of such holder’s Allowed Interest to one option and the remaining portion to the other option. Under Option 1, holders of Allowed Interests shall receive 20% of their proportionate share of the Litigation Recoveries if the Reorganization Alternative occurs, or 100% of their proportionate share of the Litigation Recoveries if the Liquidation Alternative Occurs.
     In order to effectively select Option 2, the holder of an Allowed Interest must (a) mark and return the Ballot selecting Option 2 and (b) must retain ownership of the holder’s Allowed Interest until the Effective Date. In order to establish compliance with (b) above, any holder of an Allowed Interest that is held in “street name” and not in a physical stock certificate, will be required to provide proof of their ownership of Allowed Interests as of the Record Date when submitting their Ballot selecting Option 2. Such proof may be in the form of a statement from such holder’s broker. Any holder who fails to provide such proof or transfers his or her Allowed Interest after the Record Date will forfeit his or her right to receive interests in the Reorganized Debtor, and shall be deemed to have selected Option 1 for all of its Allowed Interest. The holder of an Allowed Interest not held in “street name” need not submit such proof.
     If the holders of at least 20% of all of the Debtor’s shares select Option 2, the Reorganization Alternative shall occur, provided such holders do not subsequently transfer their shares prior to the Effective Date (as discussed below).
     If the Reorganization Alternative does not occur, the Liquidation Alternative shall occur. In addition, if transfers of shares subsequent to the Record Date result in the holders of less 20% of all of the Debtor’s shares remaining eligible to receive an interest in the Reorganization Alternative, than the Liquidation Alternative shall automatically occur.
     5. Class 5 — De Minimus Holders
     The De Minimus holders shall be deemed to have selected Option 1, and, depending on whether the Plan results in the Liquidation Alternative or the Reorganization Alternative, shall receive beneficial interests in the Liquidating Trust or in the
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Disbursement Escrow, in exchange for and in proportion to their Allowed Interest. In addition, the De Minimus Holders shall receive 100% of their proportionate share of the Litigation Recoveries, which shall be transferred from the Reorganized Debtor to the Disbursement Escrow for the benefit of the De Minimus Holders immediately after such Litigation Recoveries are received.
VI.

MEANS FOR IMPLEMENTATION OF THE PLAN
     On, or shortly after, the Effective Date, if the Plan results in the Liquidation Alternative, a Liquidating Trust shall be established as an express trust and a separate legal entity governed by the terms of the Liquidating Trust Agreement. Alternatively, if the Plan results in the Reorganization Alternative, a Disbursement Escrow will be established as a separate legal entity governed by the terms of the Disbursement Escrow Agreement. The assets to be transferred to the Liquidating Trust or the Disbursement Escrow shall differ depending on whether the Plan results in the Liquidation Alternative or the Reorganization Alternative.
A. Liquidation Alternative
     Under the Liquidation Alternative, all Allowed Claims shall be paid by the Liquidating Trustee in full with interest at the Legal Rate as provided in the Plan, and the Claim Reserve Account and Plan Fund shall be established. Specifically, the following shall occur:
     1. Transfer of Assets to Liquidating Trust
     The Assets shall be transferred to the Liquidating Trust as soon as practicable after the establishment of the Liquidating Trust. If any term of the Liquidating Trust Agreement is inconsistent with the Plan or the Confirmation Order, the terms of the Plan and the Confirmation Order shall control the contrary terms of the Liquidating Trust Agreement. The Liquidating Trustee shall administer the assets of the Liquidating Trust in accordance with the Liquidating Trust Agreement.
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     The transfer of assets to the Liquidating Trust shall be without prejudice and shall not act as a bar to a post-Confirmation motion to convert this case to one under chapter 7 of title 11 by the United States Trustee or any other party in interest on any appropriate grounds, and upon the granting of such motion the Plan shall terminate and the chapter 7 estate shall consist of all remaining property of the chapter 11 estate not already administered. Such remaining property shall be administered by the chapter 7 trustee as prescribed in chapter 7 of the Bankruptcy Code. The Liquidating Trustee reserves the right to oppose any such motion.
     2. Liquidating Trustee’s Authority
     The Liquidating Trustee’s authority to perform any and all acts reasonably necessary to accomplish the purposes of the Plan includes the express right and authority to do the following, subject to any limitation in the Plan or the Confirmation Order: (a) receive, control, manage, supervise, protect and dispose of all the Assets for the benefit of the holders of Claims and Allowed Interests; (b) reconcile and satisfy Claims in accordance with the Plan and the Confirmation Order; (c) withdraw, make Distributions and pay taxes and other obligations owed by the Debtor in accordance with the Plan and the Confirmation Order, (d) engage employees and professional Persons to assist the Liquidating Trustee with respect to the responsibilities described in the Plan and the Liquidating Trust Agreement; (e) prosecute causes of action on behalf of the Liquidating Trust, including the Avoidance Actions and Affirmative Claims; (f) file objections to Claims and any other pleading in connection with any matter arising in the Bankruptcy Case; (g) file tax returns; (h) transfer fee simple title to any property of the Liquidating Trust; (i) effect all actions and execute all agreements, instruments and other documents necessary to implement the Plan; and (j) undertake any other action in the best interests of the holders of Claims (unless all Claims have been resolved prior to the Effective Date) and Allowed Interests.
     The holders of the Claims (unless all Claims have been resolved prior to the Effective Date) and Allowed Interests shall be the beneficiaries of the Liquidating Trust.
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The Liquidating Trustee shall serve as the sole trustee of the Liquidating Trust. After the Liquidating Trust has been completely administered and all distributions have been made as provided in the Plan and the Liquidating Trust Agreement, and all other conditions to termination of the Liquidating Trust under the Liquidating Trust Agreement have been satisfied, the Liquidating Trust shall be terminated prior to the entry of the final decree and order closing the Case.
     The Liquidating Trustee is authorized to dissolve the Debtor as soon as practical after (a) the establishment of the Liquidating Trust, and (b) the disposal or distribution of the remaining assets of the Estate. Such a dissolution may be accomplished through the filing of a Form 15 (which does not require SEC consent) or in any other lawful manner.
     Objections to Claims may be litigated to judgment or withdrawn, and may be settled with the approval of the Bankruptcy Court, except to the extent such approval is not necessary as provided in this section. After the Effective Date, and subject to the terms of the Plan, the Liquidating Trustee may settle any Disputed Claim, regardless of the amount of the Disputed Claim, where the result of the settlement or compromise is an Allowed Claim in an amount not in excess of $25,000, without providing any notice or obtaining an order from the Bankruptcy Court. Proposed settlements of Disputed Claims where the result of the settlement or compromise is an Allowed Claim in an amount in excess of $25,000 shall be subject to the approval of the Bankruptcy Court after notice and an opportunity for a hearing. Notice of such a hearing shall be served on the Beneficiary Committee, the Office of the United States Trustee, and any party requesting notice following the Effective Date.
     The Liquidating Trustee shall file post-Confirmation quarterly reports in the format prescribed by the United States Trustee.
     3. Appointment and Compensation of Liquidating Trustee and His Professionals
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     The Liquidating Trustee shall be the current chair of the Committee, Zhaofang Wen. The Liquidating Trustee shall be compensated on an hourly basis at a rate of $200 per hour, and reimbursed for his or her reasonable expenses.
     The Liquidating Trustee’s compensation and permitted expenses shall be paid solely from the Liquidating Trust’s assets. From time to time after the Effective Date, the Liquidating Trustee may employ, engage the services of, and compensate other Persons and professionals, reasonably necessary to assist the Liquidating Trustee in performing its duties under the Liquidating Trust Agreement, and the Plan, without the necessity of further authorizations by the Court. Prior to employing any such professional the Liquidating Trustee will give notice of its intent to employ to the Beneficiary Committee, the Office of the United States Trustee and any party requesting notice after the Effective Date of this Plan. Such notice will include a description of the work to be performed, the anticipated fees and costs to be incurred and the financial terms of the proposed engagement. The Beneficiary Committee and the Office of the United States Trustee shall have 15 days to object in writing to the proposed engagement. To the extent that the parties cannot resolve any dispute regarding such employment, the Liquidating Trustee may move the Court to approve the engagement on 15 days’ notice to the Beneficiary Committee, the Office of the United States Trustee and any party requesting notice after the Effective Date. This same procedure will govern the request for payment of fees and expenses by any professional employed by the Liquidating Trustee.
     4. Appointment of Beneficiary Committee
     Upon the Effective Date, the Committee shall be dissolved and a Beneficiary Committee shall be appointed by operation of the Plan. The members of the Beneficiary Committee shall consist of: Shalom Ofer, Mohammad Piraegar and Gary Balzofiore. Mr. Ofer and Mr. Piraegar have served as members of the Committee during the Bankruptcy Case, and Mr. Blazofiore has served as an ex oficio member. Collectively they shall perform the functions set forth in the Liquidating Trust Agreement, and shall continue to serve until the corpus of the Liquidating Trust has been distributed and the Court has

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entered its order for final decree, unless such members resign or are replaced pursuant to the terms of the Liquidating Trust Agreement or the Plan.
     5. Reserve Accounts
     On the Effective Date, and after the Debtor transfers the Assets to the Liquidating Trust, the Liquidating Trustee shall establish two or more interest-bearing accounts, one of which shall be identified as the “Plan Fund” and the other of which shall be identified as the “Claim Reserve Account.” The Liquidating Trustee may establish such other accounts as are consistent with the Liquidating Trust Agreement and reasonably necessary to the operation of the Liquidating Trust and implementation of the Plan.
     The Liquidating Trustee shall reserve from the property of the Liquidating Trust and maintain in the Claim Reserve Account, after consultation with the Beneficiary Committee, sufficient Cash to pay all Claims, including Disputed Claims, Claims arising from the rejection of executory contracts and unexpired leases, Late Filed Unsecured Claims and Administrative Expense Claims, including interest at the Legal Rate as required under the Plan. The Liquidating Trustee shall consult with the Chapter 11 Trustee in order to determine the appropriate amount to reserve in the Claim Reserve Account. At the time of the Confirmation Hearing, the Bankruptcy Court may resolve any dispute between the Chapter 11 Trustee and the Liquidating Trustee regarding the appropriate amount to reserve in the Claim Reserve Account.
     The Liquidating Trustee shall reserve from the property of the Liquidating Trust and maintain in the Plan Fund, after consultation with the Beneficiary Committee, sufficient Cash to pay the reasonably anticipated expenses of the Liquidating Trust, in accordance with the Liquidating Trust Agreement, the implementation of the provisions of this Plan, and the entry of the final decree and order closing the Case. The Liquidating Trustee from time to time shall adjust the amount in the Claim Reserve Account and Plan Fund, upon notice to the Beneficiary Committee, to maintain an adequate reserve for such expenses. The United States Trustee shall have standing and may be heard on any issue

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relating to the establishment of, or disbursement of funds from, the Claim Reserve Account and the Plan Fund.
     6. Distributions to Allowed Interest Holders
     On the Effective Date, the Debtor shall close its stock transfer books. After that time, the Debtor shall not recognize any further transfer of shares of Debtor’s outstanding common stock. On the Effective Date, each share of the Debtor’s common stock issued and outstanding immediately prior to the Effective Date shall automatically be cancelled and converted into the right to receive an equivalent percentage of shares in the Liquidating Trust.
     Each holder of an Allowed Interest shall receive its pro rata share of all Cash remaining after payment in full (including interest where applicable) of all Allowed Administrative Claims, Allowed Tax Claims, Allowed Priority Claims, Allowed Unsecured Claims, Late Filed Unsecured Claims (if any), the establishment of the Claim Reserve Account and the Plan Fund. Distribution of such amounts shall be made in accordance with the Plan or entry of an order of the Bankruptcy Court. In addition, as the Liquidating Trustee liquidates others Assets, additional distributions may be made to the holders of Allowed Interests. There may be several distributions over a period of months or years, and the initial distribution to the holders of Allowed Interests may not take place for several months following the Effective Date, depending on the resolution of Claims (which must be paid first).
B. Reorganization Alternative
     Under the Reorganization Alternative, all Allowed Claims shall be paid in full with interest at the Legal Rate as provided in the Plan, and the Claim Reserve Account and Plan Fund shall be established. Specifically, the following shall occur:
     1. Issuance of New Shares
     On the Effective Date, the Debtor shall close its stock transfer books. After that time, the Debtor shall not recognize any further transfer of shares of Debtor’s outstanding common stock. On the Effective Date, each share of the Debtor’s common stock issued

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and outstanding immediately prior to the Effective Date shall automatically be cancelled and converted into the right to receive (a) an equivalent percentage of shares in the Disbursement Escrow, or (b) if the holder of an Allowed Interest has effectively selected Option 2, New Certificates representing an equivalent number of shares in the Reorganized Debtor.
     On the Effective Date, each holder of a certificate formerly representing any shares of the Debtor’s common stock shall no longer have any rights with respect to such shares, except for the right to receive an equivalent percentage of shares in the Disbursement Escrow or the Reorganized Debtor as appropriate.
     The Disbursement Agent shall act as the payment agent for the Disbursement Escrow. It is contemplated that the Disbursement Agent shall be the American Stock Transfer and Trust Company, and their fees will be in the range of $25,000 to $30,000. Those fees shall be paid from the assets of the Disbursement Escrow. The Disbursement Agent and the Disbursement Escrow shall be governed by the Disbursement Agreement.
     Promptly after the Effective Date, the Disbursement Agent shall mail to each holder of Allowed Interests as of the Record Date a Letter of Transmittal and instructions advising such holders how to exchange their shares for either (a) shares in the Disbursement Escrow, or (b) shares in the Reorganized Debtor. An exchange of shares will not require a shareholder to be in possession of an actual stock certificate. Instead, shareholders may provide a broker’s statement or other reasonable evidence to verify their entitlement to receive shares in the Reorganized Debtor. Shareholders who select the Reorganization Alternative but do not respond to the Letter of Transmittal will be deemed to have selected Option 1.
     The Reorganized Debtor shall amend its charter to prohibit the issuance of nonvoting equity securities.
     2. Funding of Disbursement Escrow
     After (a) Allowed Claims are paid, (b) the Claim Reserve Account and the Plan Fund are funded, and (c) Cash in the amount of $390,000 is set aside for the Reorganized

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Debtor on account of certain liabilities related to Tvia China (including severance claims of employees of Tvia China in the event such severance claims are appropriate and legitimate), the Debtor’s remaining Cash will be proportionally split between the Disbursement Escrow and the Reorganized Debtor in proportion to the number of shares selecting each option under the Plan. The amounts going to the Disbursement Escrow and the Reorganized Debtor will vary depending on the number of shares selecting to be paid from the Disbursement Escrow and the ultimate resolution of the Claims, and the Litigation Recoveries. The fees and expenses related to the resolution of Claims shall be paid by the Estate prior to the Effective Date, and shall be paid from the Plan Fund after the Effective Date, provided that the allowance of those fees and expenses shall be subject to the Bankruptcy Court’s approval following an application made on notice to the Disbursement Agent, the Office of the United States Trustee and the Post-Effective Date Notice List.
     The Plan Fund shall be funded with an additional amount solely to cover the post-Effective Date fees and expenses of resolving Disputed Claims. It is anticipated that this additional amount to be reserved will be $100,000, and this amount shall be adjusted with input from the Chapter 11 Trustee at the time of the Effective Date depending on the number and amount of the Disputed Claims that remain unresolved.
     The Litigation Recoveries shall be distributed as follows: (a) the De Minimus Holders shall receive 100% of their proportionate share of the Litigation Recoveries, (b) the Non De Minimus Cash Out Holders shall receive 20% of their proportionate share of the Litigation Recoveries, and (c) the Reorganized Debtor shall receive the rest of the Litigation Recoveries.
     If any term of the Disbursement Escrow Agreement is inconsistent with the Plan or the Confirmation Order, the terms of this Plan and the Confirmation Order shall control the contrary terms of the Disbursement Escrow Agreement. The Disbursement Agent shall administer the assets of the Disbursement Escrow in accordance with the Disbursement Escrow Agreement.

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     3. Distributions from Disbursement Escrow
     The Disbursement Agent shall make the payments under the Disbursement Escrow Agreement to each holder of a Cash-Out Interest in accordance with the amount the holder is entitled to under the Plan; provided, however, that no distribution shall be made to a holder of a Cash-Out Interest, or to any Interest holder, until the Claim Reserve Account has been fully funded as provided in this Plan. In order to receive a payment from the Disbursement Escrow the holder of a Cash-Out Interest will be required to deliver to the Disbursement Agent (a) a signed letter of Transmittal or other evidence of ownership reasonably acceptable to the Disbursement Agent, and (b) any other items specified by the Letter of Transmittal.
     4. Funding of Plan and Reorganization of Debtor
     The Reorganized Debtor shall consult with the Chapter 11 Trustee in order to determine the appropriate amount to reserve in the Plan Fund and Claim Reserve Account. In the event of any dispute regarding the appropriate amount to reserve in the Claim Reserve Account, the Bankruptcy Court shall have exclusive jurisdiction to hear and resolve such disputes, and the United States Trustee shall have standing to be heard.
     Additional Plan funding shall be obtained from proceeds of any post-Effective Date sales, disposition or use of the other assets of the Reorganized Debtor, including the proceeds of any Avoidance Actions or Affirmative Claims, and any funds generated from the Reorganized Debtor’s business, including the management and operation of Tvia China.
     Except as otherwise provided for in the Plan or the Confirmation Order, on the Effective Date, without any further action, the Reorganized Debtor shall be vested with all of the Property of the Estate, free and clear of all Claims, Liens and Interests, and shall have all of the powers of a corporation under applicable law, provided that the vesting of said property shall be without prejudice and shall not act as a bar to a post-Confirmation motion to convert this case to one under chapter 7 of title 11 by the United States Trustee or any other party in interest on any appropriate grounds, and upon the granting of such

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motion the Plan shall terminate and the chapter 7 estate shall consist of all remaining property of the chapter 11 estate not already administered. Such remaining property shall be administered by the chapter 7 trustee as prescribed in chapter 7 of the Bankruptcy Code. The Reorganized Debtor reserves the right to oppose any such motion.
     Except as otherwise provided for in the Plan, as of the Effective Date, the Reorganized Debtor may operate its business and use, acquire and dispose of property and settle and compromise the Affirmative Claims and Avoidance Actions without the supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
     5. Deregistration of the Reorganized Debtor
     On or after the Effective Date, the Reorganized Debtor shall take action to terminate its status as a reporting company under the Securities Exchange Act of 1934, as amended.
     6. Management of the Reorganized Debtor
     On and after the Effective Date, the Responsible Individual shall manage the Reorganized Debtor’s business and affairs, and shall have full authority to act on behalf of the Reorganized Debtor as if the Responsible Individual was the sole officer of the Reorganized Debtor. Zhaofang Wen, the current chair of the Committee, shall serve as the Responsible Individual. In addition, on the Effective Date, the following individuals shall be appointed to the Reorganized Debtor’s board of directors: Zhaofang Wen, Shalom Ofer and Mohammad Piraegar. A short biography of each of these members is set forth on Exhibit 3 to the Disclosure Statement.
     The Reorganized Debtor’s bylaws shall be amended to provide that the Reorganized Debtor’s board shall consist of three members. The board members of the Reorganized Debtor shall not be paid for their services following the Effective Date, unless the Reorganized Debtor’s shareholders vote to the contrary following deregistration of the Reorganized Debtor. In addition to the general benefits available to company employees, the Responsible Individual shall be paid a base salary of $15,000 per month, plus a corporate housing allowance of no more than $2,000 per month, and reimbursement of

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other customary expenses not exceeding $500 per month. Such customary expenses do not include reimbursements of expenses due to business events and travel.
     As soon as practicable after the Reorganized Debtor’s deregistration under the Securities and Exchange Act of 1934, a vote of the shareholders of the Reorganized Debtor shall take place in order to elect the New Board. Once in power, the New Board shall be empowered to take any action that a board of directors may take under applicable law, including the selection of management of the Reorganized Debtor.
     7. Responsibilities of Reorganized Debtor Under the Plan
     The Reorganized Debtor administer the Plan subject to the foregoing duties and powers, which shall include the following:
a)	To prosecute, compromise or settle objections to Claims and/or Interests (disputed or otherwise);

b)	To make decisions regarding the retention or engagement of professionals and to pay, without court order, all reasonable fees and expenses incurred after the Effective Date;

c)	To make or direct distributions to holders of Allowed Claims and to otherwise implement and administer the Claim Reserve Account as provided in the Plan;

d)	To pursue, litigate or settle the Avoidance Actions and Affirmative Claims;

e)	To file with the Bankruptcy Court the reports and other documents and to pay any and all fees required by the Plan or otherwise required to close the Bankruptcy Case, including the preparation and filing of a motion for a final decree, and the obligation to file post-Confirmation quarterly reports in the format prescribed by the United States Trustee;
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f)	To set off amounts owed to the Debtor against any and all amounts otherwise due to be distributed to the holder of an Allowed Claim under the Plan; and

g)	To take all other actions not inconsistent with the provisions of the Plan deemed necessary or desirable in connection with administering the Plan.
     The Disbursement Agent shall not be responsible for the matters in paragraph VI.B.7 above. All proposed settlements of Disputed Claims where the amount to be settled or compromised exceeds $25,000 shall be subject to the approval of the Bankruptcy Court after notice and an opportunity for a hearing. Notice of such a hearing shall be served on the Disbursement Agent, the Office of the United States Trustee, and any party requesting notice following the Effective Date.
VII.
DISTRIBUTION OF PROPERTY
     Under the Liquidation Alternative or the Reorganization Alternative, distributions to the holders of Allowed Claims shall be made as follows:
A. Manner of Cash Payment.
     Cash payments to persons holding Allowed Claims shall be denominated in U.S. dollars and shall be made by checks drawn on a bank selected by the Liquidating Trustee (under the Liquidation Alternative) or the Reorganized Debtor (under the Reorganization Alternative), or by wire transfer from such bank.
B. Unclaimed Property.
     If a distribution remains unclaimed for a period of six months after it has been delivered (or attempted to be delivered) to the holder entitled to receive it under the Plan, the holder shall forfeit the Unclaimed Property. Thereupon, all right, title and interest in and to the Unclaimed Property shall immediately and irrevocably vest in the Liquidating Trust (under the Liquidation Alternative) or the Reorganized Debtor (under the
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Reorganization Alternative). The holder of an Allowed Claim previously entitled to Unclaimed Property shall thereafter cease to be entitled to it.
C. Fractional Cents.
     Whenever any payments of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.
D. Compliance with Tax Requirements.
     The Liquidating Trustee (under the Liquidation Alternative) and the Reorganized Debtor (under the Reorganization Alternative) shall comply with all withholding and reporting requirements imposed on them by governmental units, and all distributions under the Plan shall be subject to any such withholding and reporting requirements as appropriate. The Liquidating Trustee (under the Liquidation Alternative) or the Reorganized Debtor (under the Reorganization Alternative) shall cause to be prepared in accordance with applicable law and shall cause to be filed all tax returns required to be filed by Debtor and shall pay the taxes shown as due.
E. Setoff and Recoupment.
     Notwithstanding anything to the contrary in the Plan, the Liquidating Trustee (under the Liquidation Alternative) or the Reorganized Debtor (under the Reorganization Alternative) may, but need not, set off, recoup, or withhold against the distributions to be made on account of any Allowed Claim any claims that Debtor, the Estate, or the Liquidating Trustee (under the Liquidation Alternative) or the Reorganized Debtor (under the Reorganization Alternative) may have against the persons holding the Allowed Claims. Neither the Liquidating Trustee (under the Liquidation Alternative) or the Reorganized Debtor (under the Reorganization Alternative) shall waive or release any claim that they may have against those persons either by failing to effect such a setoff or recoupment; by allowing any Claim against Debtor or the Estate, or by making a distribution on account of an Allowed Claim after the Petition Date.
     Notwithstanding any other provision of this Plan to the contrary, if a right to setoff or recoupment is asserted against any Claim, funds held in the Claim Reserve Account
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relating to that Claim will not be released without written consent of the holder of the Claim or order of the Bankruptcy Court.
VIII.
OBJECTIONS TO CLAIMS AND DEADLINES.
A. Objection Deadline.
     Objections to Claims shall be filed with the Bankruptcy Court and served on holders of each Claim to which objection is made as soon as practicable, but in no event later than twenty (20) days after the Effective Date unless extended by the Liquidating Trustee (under the Liquidation Alternative) or the Reorganized Debtor (under the Reorganization Alternative), which may be made by ex parte application to the Bankruptcy Court. Such an application shall be deemed timely if filed prior to the expiration of such 20 day period.
B. Prosecution of Disputed Claims.
     The Liquidating Trustee (under the Liquidation Alternative) or the Reorganized Debtor (under the Reorganization Alternative) shall have responsibility for objecting to the allowance of all Claims. Objections that are filed and prosecuted as provided in this Section shall be litigated to Final Order or compromised and settled in accordance with the terms of the Plan.
IX.
EXECUTORY CONTRACTS AND UNEPXIRED LEASES
A. Assumption and Rejection of Executory Contracts and Unexpired Leases.
     1. Rejection.
     On the Effective Date, all executory contracts and unexpired leases executed by Debtor prior to the Petition Date, and not previously assumed or rejected, shall be deemed rejected. The Confirmation Order on the Plan shall constitute a Bankruptcy Court order approving such rejections. The Plan does not alter any orders of the Bankruptcy Court entered prior to the Effective Date regarding the rejections of executory contracts and
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unexpired leases, and the Plan does not extend the time for the filing of rejection damage claims which are governed by prior orders of the Bankruptcy Court.
     2. Bar Date for Rejection Damage Claims.
     Claims arising from the rejection of executory contracts and unexpired leases not covered by previous Bankruptcy Court order, must be Filed with the Bankruptcy Court and served upon the Liquidating Trustee (under the Liquidation Alternative) or the Reorganized Debtor (under the Reorganization Alternative) within 30 days after Confirmation, and shall be paid, if Allowed, as a Class 2 Claim under the Plan. Any objection to such a rejection damages claim shall be filed within 30 days of the date such rejection damages claim is filed.
X.
RETENTION OF JURISDICTION
     Following the Confirmation Date and until such time as all payments and distributions required to be made and all other obligations required to be performed under this Plan have been made and performed, the Bankruptcy Court shall retain jurisdiction as is legally permissible, including, without limitation, for the following purposes:
a)	Claims. To determine the allowance, extent (including right of setoff and/or recoupment), classification, or priority of Claims against the Debtor upon objection by the Reorganized Debtor, or any other party in interest;

b)	Injunction, etc. To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters
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that may be pending before the Bankruptcy Court in the Bankruptcy Case on or before the Effective Date with respect to any Person or Entity;
c)	Professional Fees. To determine any and all applications for allowance of compensation and expense reimbursement of Professionals for periods before the Effective Date, and objections thereto, as provided for in the Plan;

d)	Certain Priority Claims. To determine the allowance, extent and classification of any Priority Tax Claims, Other Priority Claims, Administrative Claims or any request for payment of an Administrative Claim;

e)	Dispute Resolution. To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and/or Confirmation Order and the making of distributions under the Plan;

f)	Executory Contracts and Unexpired Leases. To determine any and all motions for the rejection, assumption, or assignment of executory contracts or unexpired leases, and to determine the allowance and extent of any Claims resulting from the rejection of executory contracts and unexpired leases;

g)	Actions. To determine all applications, motions, adversary proceedings, contested matters, estimation proceedings for limited or all purposes, actions, and any other litigated matters instituted in the Bankruptcy Case by or on behalf of the Liquidating Trustee or the Reorganized Debtor, including, but not limited to, the Avoidance Actions and the Affirmative Claims, or any claims between two or more non-debtor parties related to the Avoidance Actions or Affirmative Claims;
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h)	General Matters. To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code or other applicable law;

i)	Plan Modification. To modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

j)	Aid Consummation. To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non bankruptcy law, with respect to any Person or Entity, to the full extent authorized by the Bankruptcy Code;

k)	Protect Property. To protect the Property of the Debtor and Reorganized Debtor from adverse Claims or Liens or interference inconsistent with this Plan, including to hear actions to quiet or otherwise clear title to such property based upon the terms and provisions of this Plan or to determine a purchaser’s exclusive ownership of claims and causes of actions retained under this Plan;

l)	Abandonment of Property. To hear and determine matters pertaining to abandonment of Property of the Estate;

m)	Implementation of Confirmation Order. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; and

n)	Final Order. To enter a final order closing the Bankruptcy Case.
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XI.
MISCELLANEOUS PROVISIONS
A. Pre-Confirmation Modification
     On notice to and opportunity to be heard by the United States Trustee and the Chapter 11 Trustee, the Plan may be altered, amended or modified by the Committee before the Confirmation Date as provided in section 1127 of the Bankruptcy Code.
B. Post-Confirmation Immaterial Modification
     With the approval of the Bankruptcy Court and on notice to and an opportunity to be heard by the United States Trustee and the Liquidating Trustee, and without notice to holders of Claims and Interests, the Reorganized Debtor, may, insofar as it does not materially and adversely affect the interest of holders of Claims, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary to expedite consummation of this Plan.
C. Post-Confirmation Material Modification
     On notice to and an opportunity to be heard by the United States Trustee, the Chapter 11 Trustee, and parties who have requested special notice in the Bankruptcy Case, the Plan may be altered or amended after the Confirmation Date by the Reorganized Debtor in a manner which, in the opinion of the Bankruptcy Court, materially and adversely affects holders of Claims, provided that such alteration or modification is made after a hearing and otherwise meets the requirements of section 1127 of the Bankruptcy Code.
D. Withdrawal or Revocation of the Plan
     The Committee reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Committee revokes or withdraws the Plan, then the Plan shall be deemed null and void.
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E. Payment of Statutory Fees
     All fees payable pursuant to section 1930 of Title 28 of the United States Code with respect to periods after the Effective Date shall be paid by the Reorganized Debtor or Liquidating Trustee when otherwise due.
F. Successors and Assigns
     The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Person or Entities.
G. Exculpation
     On the Effective Date, the Committee, and the Committee’s current and former members shall be released by the Debtor, the Estate, creditors, parties in interest and any Person or Entity for any claims, obligations, rights, causes of action and liabilities for any act or omission relating to the Bankruptcy Case or the Plan process occurring solely during the period from the Petition Date through the Effective Date, including, any act or omission occurring during the Bankruptcy Case, any act or omission occurring in connection with the Disclosure Statement, the pursuit of approval of the Disclosure Statement, the pursuit of confirmation of the Plan, or the consummation of the Plan, provided however, that such release excludes any acts of fraud, willful misconduct or gross negligence.
H. Discharge
     Under the Reorganization Alternative only, except as otherwise provided for in the Plan or in the Confirmation Order, in accordance with section 1141(d) of the Bankruptcy Code, entry of the Confirmation Order acts as a discharge effective as of the Effective Date of all debts, Claims against, Liens on, and Interests in the Debtor, its assets and Property, which debts, Claims, Liens and Interests arose at any time before the entry of the Confirmation Order. The discharge of the Debtor shall be effective as to each Claim and Interest, regardless of whether a proof of Claim or Interest was filed or whether the Claim or Interest was Allowed or whether the holder of the Claim or Interest votes to accept the
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Plan. On the Effective Date, as to each and every discharged Claim and Interest, any holder of such Claim or Interest shall be precluded from asserting such Claim or Interest against the Debtor or Reorganized Debtor or their assets or properties.
     If the Liquidation Alternative occurs, there will be no discharge.
I. Confirmation Injunction
     On and after the Confirmation Date, except to enforce the terms and conditions of the Plan before the Bankruptcy Court or as contemplated by the Plan, all Persons or Entities who have held, hold or may hold any Claim against or Interest in the Debtor, are permanently enjoined from taking any of the following actions on account of such Claim or Interest to the extent such actions do not comply with or are inconsistent with the provisions of the Plan or the Confirmation Order: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against the Debtor or Reorganized Debtor or any of their properties, or any direct or indirect transferee of any property of the Debtor or Reorganized Debtor; (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means whether directly or indirectly, against the Debtor or Reorganized Debtor, of any judgment, award, decree or order; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtor or Reorganized Debtor; and (d) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due to the Debtor or Reorganized Debtor.
J. Reservation of Claims
     Notwithstanding anything herein to the contrary and for the avoidance of doubt, the Plan: (i) shall not act or be construed to release, discharge or enjoin the Affirmative Claims or any Avoidance Action; (ii) shall act and be construed to permit the commencement and continued prosecution of any and all claims and actions to the fullest extent permissible under applicable law, including the Affirmative Claims and the Avoidance Actions and all
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other appropriate causes of action, including the Porat Claims, the MediaTek Claims and the Accounting Claims described in the Disclosure Statement.
K. Preservation of Insurance
     The Plan shall not diminish or impair the enforceability of any insurance policy, right or claim that may cover Claims against the Debtor (including, without limitation, its officers or directors) or any other person or entity. Likewise, the Plan and Confirmation Order shall not impair any insurance carrier’s rights, claims, defenses or disputes under any policy and shall not act to increase or extend any rights of the Debtor or the carriers. The insurance policies maintained by the Debtor shall be maintained as an expense of the Reorganized Debtor until the later of (a) expiration of such policies or (b) such later dates as the Reorganized Debtor may deem appropriate.
L. Cramdown.
     To the extent any Impaired Class of Claims or Interests entitled to vote on the Plan votes to reject the Plan, the Committee reserves the right to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to such Class(es).
M. Governing Law
     Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under this Plan shall be governed by and construed and enforced in accordance with the laws of the State of California.
N. Saturday, Sunday or Legal Holiday
     If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.
O. Section 1146 Exemption
     Pursuant to Bankruptcy Code section 1146(a) the issuance, transfer, or exchange of notes or equity securities under the Plan or the making or delivery of any deed or other instrument of transfer under, in the furtherance of, or in connection with, the Plan, shall not
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be subject to any stamp tax, or other similar tax or any tax held to be a stamp tax or other similar tax by applicable law.
P. Severability
     If any term or provision of the Plan is held by the Bankruptcy Court prior to or at the time of Confirmation to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. In the event of any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan may, at the Committee’s option remain in full force and effect and not be deemed affected. However, the Committee reserves the right not to proceed to Confirmation or consummation of the Plan if any such ruling occurs. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
Q. Headings
     The headings used in the Plan are inserted for convenience only and neither constitutes a portion of the Plan nor in any manner affect the provisions of the Plan.
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XII.
CONFIRMATION REQUEST
     The Committee hereby requests confirmation of the Plan pursuant to sections 1129(a) and (b) of the Bankruptcy Code.

DATED: October 19, 2009	Respectfully submitted, OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS OF TVIA, INC..

	By	/s/ Zhaofang Wen
Its Chair

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EXHIBIT A
     “Administrative Expense” means an expense incurred by the Debtor or the Trustee under the Bankruptcy Code for costs and expenses of administration allowed under the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor, (b) claims under Section 503(b)(9) for the value of goods received by the Debtor within 20 days before the Petition Date in which the goods have been sold to the Debtor in the ordinary course of the Debtor’s business (c) compensation for legal, financial advisory, accounting, and other services and reimbursement of expenses awarded or allowed under Bankruptcy Code §§ 330(a) or 331, and (d) the United States Trustee’s fees and charges assessed against Debtor’s Estate under 28 U.S.C. § 1930(a)(6).
     “Affirmative Claims” means the Debtor’s claims and causes of action against any person, party or entity. All such Affirmative Claims are preserved under the Plan, and include those that are set forth in the Disclosure Statement.
     “Allowed Claim” means: (a) a Claim that has been listed by Debtor on its Schedules (as may be amended from time to time) as other than disputed, contingent, or unliquidated, to the extent that it is not otherwise a Disputed Claim; (b) a Claim for which a proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law, to the extent that it is not otherwise a Disputed Claim; or (c) a Claim that is allowed: (i) in a stipulation or other agreement executed by Debtor and Claim holder on or before the Effective Date, or by the Liquidating Trustee and Claim holder after the Effective Date; or (ii) in a Final Order.
     “Allowed . . . Claim” means an Allowed Claim in the specified Class or of the specified type.
     “Allowed Interest” means an Interest in the Debtor as of the Record Date.
     “Assets” means all assets of the Debtor of any nature whatsoever, including, without limitation, property of the estate pursuant to section 541 of the Bankruptcy Code, claims of right, interests and property, real and personal, tangible, and intangible.
     “Avoidance Actions” means any and all claims and causes of action of the Debtor, arising under the Bankruptcy Code, or other applicable law including, without limitation, sections 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code.
     “Bankruptcy Case” means Debtor’s voluntary case pending in the Bankruptcy Court under chapter 11 of the Bankruptcy Code under Case Number 08-55860.
     “Bankruptcy Code” means title 11 of the United States Code, §§ 101 1532.
     “Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of California, San Jose Division, or any other court that exercises jurisdiction over the Bankruptcy Case.

     “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules of the Court.
     “Bar Date” means the applicable bar date by which a proof of claim must be or must have been filed.
     “Beneficiary Committee” means the committee consisting of Shalom Ofer, Mohammed Piraeger and Gary Balzofiore. The duties, powers and obligations of the Beneficiary Committee are set forth in the Liquidating Trust Agreement.
     “Cash” means cash, cash equivalents and other readily marketable securities or instruments.
     “Cash-Out Interests” means, under the Reorganization Alternative, the Allowed Interests of the De Minimus Holders and the Non De Minimus Cash Out Holders.
     “Chapter 11 Trustee” means YC (Yuchen) Zhu, the duly appointed chapter 11 trustee in the Bankruptcy Case.
     “Claim” means a claim, as defined in Bankruptcy Code § 101(5), against the Debtor.
     “Claim Reserve Account” means interest-bearing bank account established on or after the Effective Date in an amount sufficient to pay all Claims, including Disputed Claims, Late Filed Unsecured Claims, Claims arising from the rejection of executory contracts and unexpired leases not covered by previous Bankruptcy Court order, and Administrative Expense Claims, including interest on such claims at the Legal Rate as required under the Plan.
     “Claims Objection Deadline” means the deadline for objecting to Claims, as set forth in the Plan.
     “Class” means a class of Claims or Interests as described in the Plan.
     “Committee” means the Official Committee of Equity Security Holders that the United States Trustee appointed in the Case, as such Committee has been reconstituted. The Committee members are currently: Zhaofang Wen, Shalom Offer and Mohammad Piraegar. Gary Balzofiore is an ex officio member of the Committee.
     “Confirmation” means the entry of the Confirmation Order on the docket of the Court.
     “Confirmation Date” means the date on which the Court enters the Confirmation Order on its docket.
     “Confirmation Hearing” means the hearing held by the Court on Confirmation of the Plan, as such hearing may be continued from time to time.
     “Confirmation Order” means the Court order confirming the Plan under Bankruptcy Code § 1129.

     “Debtor” means Tvia, Inc., a Delaware corporation and the debtor in the Bankruptcy Case.
     “De Minimus Holders” means a holder of less than 15,000 shares of the Debtor’s common stock as of the Record Date.
     “Disclosure Statement” means the disclosure statement (including all exhibits attached to or referenced in it) that relates to the Plan, as approved by the Court pursuant to Bankruptcy Code § 1125, as the same may be amended, modified or supplemented.
     “Disbursement Agent” means the American Stock Transfer and Trust Company.
     “Disbursement Escrow” means that certain escrow established pursuant to the Disbursement Agreement.
     “Disbursement Agreement” means that certain agreement to be entered into by the Disbursement Agent on the Effective Date of the Plan in the event the Reorganization Alternative Occurs.
     “Disputed Claim” (including Disputed Priority Claim, Disputed Priority Tax Claim and Disputed Administrative Expense) means a Claim as to which a proof of Claim was Filed or is deemed Filed under Bankruptcy Rule 3003(b)(1) and as to which (i) the Debtor or any party in interest entitled to do so has Filed an objection by the Claims Objection Deadline; or (ii) Debtor has moved for estimation in accordance with Bankruptcy Code § 502(c) or Bankruptcy Rule 3018. Before the Claims Objection Deadline — and except to the extent that a Claim may have been allowed by a Final Order — a Claim is a Disputed Claim only to the extent that:
     (a) The Claim is listed on the Schedules as disputed, unliquidated, contingent or unknown;
     (b) The Claim’s priority or status as a Secured Claim or Unsecured Claim, as listed on the proof of Claim, differs from the Claim’s priority or status as a Secured Claim or Unsecured Claim, as listed on the Schedules; or
     (c) An objection to the Claim has been filed.
     “Effective Date”: The Effective Date shall occur on the 11th day after the Confirmation Date, unless a stay of the Confirmation Order is in effect in which case the “Effective Date” may occur the first business day after the day the stay is vacated.
     “Estate” means the estate created in the Bankruptcy Case under Bankruptcy Code § 541 and existing as of the Effective Date.
     “Filed” means duly and properly filed with the Court and reflected on the Court’s official docket.
     “Final Order” means an order or judgment of the Court, as entered on the docket of the Court, that has not been reversed, stayed, modified, or amended, and as to which: (a) the time to appeal, seek review or rehearing or petition for certiorari has expired and no timely filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.
     “Interest” means the interests of the equity security holders in the Debtor.
     “Legal Rate” means the greater of: (a) the interest rate, as of the Effective Date, allowed on judgments entered in federal courts under 28 U.S.C. § 1961(a), which is the weekly average 1-year constant maturity (nominal) Treasury yield, as published by the Federal Reserve System, and which was .47%; as of the date of the filing of the Disclosure Statement; or (b) the contractual rate of interest applicable to any Claim.
     “Letter of Transmittal” means the letter to be transmitted promptly after the Effective Date by the Disbursement Agent to each holder of an Allowed Interest.
     “Liquidation Alternative” means the liquidation of the Estate in the manner provided for in Section VI.A. of the Plan.
     “Liquidating Trust” means that certain trust established pursuant to the Liquidating Trust Agreement.
     “Liquidating Trust Agreement” means that certain trust agreement to be entered into by the Liquidating Trustee on the Effective Date of the Plan in the event the Liquidation Alternative Occurs. The form of the Liquidating Trust Agreement shall be in substantially the form of the “Liquidating Trust Agreement Under the Liquidation Alternative” as filed in the Bankruptcy Case on September 22, 2009 as an exhibit to a supplemental pleading filed by the Committee in support of the Disclosure Statement, and as may be amended and approved by the Bankruptcy Court at the Confirmation Hearing.
     “Liquidating Trust Assets” means all of the property in the Liquidating Trust and under the custody or control of the Liquidating Trustee after the Effective Date.
     “Liquidating Trustee” means the person: (a) authorized to exercise and perform the rights, powers and duties held by the trustee under the Liquidating Trust Agreement, (b) having possession and control of the corpus of the Liquidating Trust, and (c) given certain rights and duties under the Liquidating Trust Agreement. The Liquidating Trustee shall be Zhaofang Wen, the chair of the Committee.
     “Litigation Recoveries” means the net proceeds received as a result of any Affirmative Claims, Avoidance Actions, or any other lawsuits brought by or on behalf of the Reorganized Debtor or the Liquidating Trust (after payment of professional fees, costs and expenses incurred in connection with such litigation), but excluding any recoveries on account of claims arising after the Effective Date.
     “New Board” means the board of directors of the Reorganized Debtor, to be elected by the shareholders of the Reorganized Debtor as soon as practicable after the Reorganized Debtor’s deregistration under the Securities and Exchange Act of 1934.

     “New Certificates” means the stock certificates to be issued by the Reorganized Debtor after the Effective Date in an amount proportionate to the Allowed Interests to be exchanged for interests in the Reorganized Debtor.
     “Non De Minimus Cash Out Holders” means a holder of 15,000 or more shares of the Debtor’s common stock as of the Record Date who has selected Option 1.
     “Petition Date” means October 15, 2008.
     “Plan” means Second Amended Chapter 11 Plan of Reorganization, dated as of October 19, 2009, and all exhibits attached to or referenced in it, as the same may be amended, modified or supplemented.
     “Plan Fund” means Cash to be set aside in an interest-bearing account following the Effective Date, in an amount sufficient to: (a) pay the reasonably anticipated expenses of the Liquidating Trust under the Liquidation Alternative, or (b) fulfill the Reorganized Debtor’s obligations under the Plan. The Cash in the Plan Fund shall not be used to pay for the pursuit of the Affirmative Claims or the Avoidance Actions.
     “Post-Effective Date Limited Notice Service List” means those persons listed on the Court-approved limited notice service list as of the date of the service of the Plan, and as subsequently amended.
     “Priority Claim” means an Allowed Claim entitled to priority against the Estate under Bankruptcy Code §§ 507(a)(4), 507(a)(5), or 507(a)(7).
     “Priority Tax Claim” means an Allowed Claim entitled to priority against the Estate under Bankruptcy Code §§ 502(i) and 507(a)(8).
     “Property” means all property of the Estate of any nature whatsoever, real or personal, tangible or intangible, previously or now owned by Debtor, or acquired by the Estate, as defined in Bankruptcy Code § 541.
     “Record Date” means the date established for determining the holders of record of the Debtor’s Interest entitled to vote for the Plan. The Record Date shall be established by the Court, but shall be not less than ten business days following the approval of the Disclosure Statement.
     “Reorganization Alternative” means the reorganization of the Debtor and its Estate in the manner set forth in Section VI.B of the Plan.
     “Reorganized Debtor” means the Debtor under the Reorganization Alternative, on and after the Effective Date.
     “Responsible Individual” means the person who shall manage the Reorganized Debtor’s business and affairs, and shall have full authority to act on behalf of the Reorganized Debtor as if such individual was the sole officer of the Reorganized Debtor, pending the election of the New Board and the potential selection of additional or alternate management. Zhaofang Wen, the current chair of the Committee, shall serve as the Responsible Individual.

     “Schedules” means the Schedules of Assets and Liabilities, as amended, that the Debtor Filed in compliance with Bankruptcy Code § 521(1).
     “Secured Claim” means a Claim that is secured by a lien against property in which the Estate has an interest or that is subject to setoff under Bankruptcy Code § 553. A Claim is a Secured Claim only to the extent of the value of the claimholder’s interest in that property or to the extent of the amount subject to setoff, as applicable, as determined under Bankruptcy Code § 506(a).
     “Tvia China” means the Debtor’s wholly owned subsidiary in China.
     “Unsecured Claim” means a Claim that is not an Administrative Claim, a Priority Tax Claim, a Priority Claim, or a Secured Claim.
     “Unsecured Claimant” means a claimant with an Unsecured Claim.